Exhibit 10.1

FORM OF NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

[NAME]

Congratulations!

On [date], Leggett & Platt, Incorporated (the “Company”) awarded you Stock Options under the Company’s Flexible Stock Plan (the “Stock Option Plan”). You were granted an option to buy [            ] shares of the Company’s Common Stock at the price of [$         ] per share (which is 100% of the closing price of the Company’s Common Stock on the date this award was granted).

The option will expire ten (10) years from the date of grant, will be subject to the Terms and Conditions – Non-Qualified Stock Option Award ([year] Grant) attached and will become exercisable as follows:

May Be Purchased
# of Shares	Not Before	Not After
[33%]	[1 year, 6 months from grant date]	[expiration date]
[33%]	[2 years, 6 months from grant date]	[expiration date]
[34%]	[3 years, 6 months from grant date]	[expiration date]

By exercising this option, you confirm that you understand and agree that the stock options being granted by the Company to you are granted subject to the attached Terms and Conditions – Non-Qualified Stock Option Award and the Stock Option Plan, and that such terms and conditions are included in this Agreement by reference.

A Q&A about Stock Options and the most recent Summary of the Flexible Stock Plan – Options and RSUs are also attached. The Annual Report to Shareholders is not enclosed but is available upon request to the Corporate Human Resources Department.

This award letter and the enclosed materials are part of a prospectus covering securities that have been registered under the Securities Act of 1933. Neither the Securities & Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.

Form of Non-Qualified Stock Option Award

Terms and Conditions

Definitions

Committee	A Committee of non-employee directors (or their designees) who administer the Stock Option Plan

Exercise Price	The number of shares being purchased under the Option times (100% of the closing stock price on [the option grant date])

Expiration Date	[ten years from the option grant date]

Fair Market Value	The closing price of the Company’s common stock on the trading day immediately preceding the Option exercise date, or in the event a simultaneous sale has occurred at the time of exercise through a contractually arranged captive broker, the sale price of the exercised shares

Option	The Non-Qualified Stock Option Award and these Terms and Conditions

Option Shares	The number of L&P shares set out on the Option Award that may be purchased under the Option

Morgan Stanley Smith Barney	The brokerage firm with which the Company has contracted to provide stock option services, currently Morgan Stanley Smith Barney, or any successor firm if applicable

Stock Option Plan	The Leggett & Platt, Incorporated Flexible Stock Plan, as amended

1.	Exercise of Option

The Option may be exercised in whole or in part through Morgan Stanley Smith Barney (MSSB). To set up your account, call [            ]. To exercise your Option, contact MSSB by phone at [            ] (US participants) or [            ] (international participants) or online at [www.                .com]. If contact information should change during the term of this Option, contact the Human Resources Department – Compensation Section at (417) 358-8131.

Your Option exercise is contingent upon timely receipt of payment by MSSB. By exercising the Option you agree that the Option is subject to these terms and conditions.

2.	Payment of Exercise Price

Payment of the Exercise Price for Option Shares will be made either:

a)	in cash (cashier’s check, bank draft, or money order); or

b)	by delivering or attesting to ownership of L&P Stock owned by you having a Fair Market Value equal to the Exercise Price; or

c)	by any combination of cash and L&P Stock.

3.	Termination of Employment; Nonassignability

3.1.	Termination of Employment. If your employment is terminated by reason of discharge or voluntary quit, you may exercise the Option within 3 months after such termination, but (i) only to the extent the Option was exercisable on the termination date, and (ii) not later than the Expiration Date. However, if employment is terminated “for cause,” your full interest in the Option will terminate immediately upon such termination and all rights to the Option will cease. “For cause” means termination for any of the following reasons: (i) conviction of a crime involving the theft or willful destruction of money or other property of the Company or conviction of any crime involving moral turpitude or fraud; (ii) continued and repeated violations of specific directions of the Company; or (iii) dishonesty, willful gross neglect or willful gross misconduct in the performance of duties.

3.2.	Retirement. If your employment is terminated due to Retirement (as defined below), your rights under the Option will continue to vest and remain exercisable until 3 years and 6 months after the Retirement date (but not later than the Expiration Date). “Retirement” means you terminate employment (i) on or after age 65, or (ii) on or after age 55 if you have at least 20 years of service with the Company or any company or division acquired by the Company.

3.3.	Disability. If your employment is terminated due to Disability (as defined below), you may exercise the Option within 2 years after such termination, but (i) only to the extent the Option was exercisable on the termination date, and (ii) not later than the Expiration Date. “Disability” means the inability to substantially perform your duties and responsibilities by reason of any accident or illness that can be expected to result in death or to last for a continuous period of not less than 1 year. If you are terminated due to Disability and you meet the Retirement conditions specified in Section 3.2, your termination will be treated in accordance with the Retirement provisions in Section 3.2.

3.4.	Death. If you die within the post-termination period referred to in Sections 3.1, 3.2 or 3.3, or while employed by the Company or a Subsidiary, the beneficiary designated pursuant to Section 3.6 may exercise the Option within 1 year after your death, but (i) only to the extent the Option was exercisable on the date of death, and (ii) no later than the Expiration Date. If you have no designated beneficiary, the right to exercise will extend to the personal representative of your estate or the person to whom the Option has been transferred by will or the laws of descent and distribution.

No transfer of the Option, other than by filing a written designation of beneficiary as provided in Section 3.6, will bind the Company unless the Company has been furnished with written notice of the transfer and a copy of the will and/or such other evidence as the Committee may require to establish the validity of the transfer. No transfer will be effective unless the transferee accepts the terms and conditions of the Option.

3.5.	Leave of Absence. In determining whether your employment has been terminated for purposes of exercising the Option, the employment relationship will be treated as continuing intact while you are on military, sick leave, or other bona fide leave of absence if (i) the Company does not terminate the employment relationship or (ii) your right to re-employment is guaranteed by statute or by contract.

3.6.	Non-Transferability of Rights; Designation of Beneficiaries. You may not transfer the Option except by will or the laws of descent and distribution or as provided in this Section. During your lifetime, only you may exercise the Option.

You may file with the Company a written designation of a beneficiary or beneficiaries to exercise your stock options in the event of your death. You may revoke or change a beneficiary designation. Any such beneficiary designation will be controlling over any other disposition; provided, however, that if the Committee is in doubt as to the right of any such beneficiary to exercise your stock options, the Committee may determine to recognize only an exercise by the personal representative of your estate.

4.	Withholding

When you exercise the Option, the Company may withhold from the Option Shares any amount required to satisfy applicable tax laws (at the Company’s required withholding rate). Alternatively, the Company may require you to settle the tax liability in cash.

5.	Noncompetition

For two years after you exercise any portion of this Option, you will not directly or indirectly (i) engage in any Competitive Activity, (ii) solicit orders from or seek or propose to do business with any customer of the Company or its subsidiaries or affiliates (collectively, the “Companies”) relating to any Competitive Activity, or (iii) influence or attempt to influence any employee, representative or advisor of the Companies to terminate his or her employment or relationship with the Companies. “Competitive Activity” means any manufacture, sale, distribution, engineering, design, promotion or other activity that competes with any business of the Companies in which you were involved as an employee, consultant or agent.

If you violate the preceding paragraph, then you will pay to the Company any Option Gain you realized from exercising all or any portion of this Option. “Option Gain” is equal to (i) the number of shares purchased under the Option times the Fair Market Value of L&P Stock on the date the Option is exercised, minus (ii) the Exercise Price, and minus (iii) any non-refundable taxes paid by you as a result of such exercise.

If any restriction in this section is deemed unenforceable, then you and the Company contemplate that the appropriate court will reduce the scope or other provisions and enforce the restrictions set out in this section in their reduced form. The covenants in this Section are in addition to any similar covenants under any other agreement between the Company and you.

6.	Stock Option Plan Controls

The Option is subject to the Stock Option Plan, which is incorporated by reference. In the event of any conflict, the Stock Option Plan will control over the Option. All capitalized terms have the meanings given them in the Stock Option Plan unless otherwise defined herein or unless the context clearly indicates otherwise. Upon request, a copy of the Stock Option Plan will be furnished to you.

7.	Non-Qualified Stock Option

The Option is not designed to be an “Incentive Stock Option” under Section 422 of the Internal Revenue Code. The Option is a non-qualified option.

8.	Other

In the event of a Change in Control of the Company, all shares granted under the Option Award will immediately become exercisable.

The date of grant of this option shall, for all purposes, be no earlier than the date on which the Board or Compensation Committee (or delegated committee, for non-Section 16 officers) makes the determination granting such option (but may be a fixed future date). Notice of your option award (which includes the number of options granted and their term) must be given to you no more than thirty (30) business days after the date of such grant.

The Committee may in its discretion accelerate the time at which all or any part of the Option becomes exercisable.

In the absence of any specific agreement to the contrary, the grant of the Option to you will not affect any right of the Company or its Subsidiaries to terminate your employment or your right to resign from employment.

If this Option was translated into a language other than English and the translation differs from the English version, the English version will control.

The Company maintains the right to suspend your right to exercise an Option while the Company or an agent of the Company is investigating conduct that may constitute grounds to terminate you “for cause.”

This Option is entered into and accepted in Carthage, Missouri. The Option will be governed by Missouri law, excluding any conflicts or choice of law provision that might otherwise refer construction or interpretation of the Option to the substantive law of another jurisdiction.

Any action or proceeding arising from or related to this Option is subject to the exclusive venue and subject matter jurisdiction of the Circuit Court for Jasper County, Missouri or the United States District Court for the Western District of Missouri, and the parties agree to submit to the jurisdiction of such Courts. The parties also waive the defense of an inconvenient forum and agree not to seek any change of venue from such Courts.